News For Immediate Release
El Paso Corporation Announces Acquisition of Peoples Energy Production Company
HOUSTON, TEXAS, August 17, 2007—El Paso Corporation (NYSE:EP) announced today that it is acquiring Houston-based Peoples Energy Production Company (Peoples Production), for $875 million in cash through its wholly-owned subsidiary, El Paso Exploration & Production Company (EPEP). Peoples Production, which is a subsidiary of Integrys Energy Group (NYSE:TEG), owns an estimated 305 billion cubic feet equivalent (Bcfe) of proved reserves with current production of 72 million cubic feet equivalent per day (MMcfe/d).
Key Facts:
Proved Reserves: 305 Bcfe as of June 30, 2007
•	42% proved developed producing

•	94% natural gas

•	Current production: 72 MMcfe/d
Current R/P: 12 years
Inventory: More than 600 proved and probable locations
Location of Properties: ArkLaTex, Texas Gulf Coast, San Juan Basin, Mississippi, and Arkoma Basin
Acquisition Rationale:
•	Excellent fit with current El Paso E&P operations

•	Provides significant drilling inventory in current areas of operations

•	Lengthens reserve life

•	Adds talented staff

•	Continues previously announced E&P portfolio high-grading process
“The acquisition of Peoples Production is an important step in high-grading our portfolio and growing our E&P staff,” said Brent Smolik, president of El Paso Exploration & Production. “This acquisition directly complements the divestiture program we announced on August 7 and builds our presence and inventory in core operating areas. Almost all of the Peoples Production properties are within regions where we currently operate, and roughly 80 percent of the acquired reserves and production are in the ArkLaTex and Texas Gulf Coast areas, where we have a proven track record of profitable growth. This transaction also provides a rich set of future opportunities that will help us to more predictably grow our business, and we are very excited that a talented group of exploration and production professionals will join El Paso’s E&P team.”
The transaction has an effective date of June 30, 2007, is expected to close during the third quarter of 2007. The transaction is subject to working capital and other customary purchase price adjustments, as well as customary closing conditions.
Financing Plan
The acquisition will be temporarily financed through general corporate liquidity, augmented by upsizing EPEP’s existing revolving credit facility by $500 million to $1 billion. All or a significant portion of the acquisition will be permanently financed with the proceeds from the divestiture program announced on August 7, 2007.
For additional materials on the acquisition, including a complete media kit, visit our website at www.elpaso.com.
Webcast Notice
El Paso Corporation has scheduled a live webcast on the acquisition today beginning at 10:30 a.m. Eastern Daylight Time, 9:30 a.m. Central Daylight Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (access code 13567167) ten minutes prior to the start of the webcast. The company requests that those who do not intend to ask questions use the webcast option.
During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section.

The webcast replay will be available online through the Web site in the Investors section. A telephone audio replay also will be available through August 24 by dialing (800) 642-1687 (access code 13567167). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the satisfactory completion of the conditions precedent in the purchase and sale agreement, receipt of any necessary government approvals or third party consents required to close the transaction, the actual reserves and other reserve metrics may differ from estimates, our ability to successfully execute, manage and integrate acquisitions; uncertainties associated with exploration and production activities; the successful close of our financing transactions, changes in commodity prices for oil and natural gas, and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906
Fax: (713) 420-4407

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